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                                                          Exhibit (c)(3)

[NORAND CORPORATION LOGO]                   NORAND CORPORATION
                                            CORPORATE OFFICES
                                            550 SECOND STREET S.E.
                                            CEDAR RAPIDS, IOWA 52401
                                            PHONE (319) 369-3100
                                            EXECUTIVE FAX (319) 369-3630

PERSONAL & CONFIDENTIAL


February 16, 1996

Intermec Corporation                        Western Atlas Inc.
6001 36th Avenue West                       360 North Crescent Drive
Everett, Washington 98203-9280              Beverly Hills, CA 90210-4867

Gentlemen:

    We have mutually expressed an interest in exploring a possible strategic relationship and/or transaction between Norand Corporation and its subsidiaries ("Norand") and Western Atlas Inc. ("WAI") and its subsidiary Intermec Corporation (collectively with WAI, "Intermec"). (Norand and Intermec being sometimes hereinafter referred to singularly as a "party" and collectively as the "parties"). In consideration for and as a condition of our meeting to explore this matter and our mutually exchanging Evaluation Material (as hereinafter defined), each of the parties acknowledges the confidential and proprietary nature of the Evaluation Material to be provided to the other party and each agrees to hold and keep the same confidential as provided in this Agreement and to take or abstain from taking certain other actions herein set forth.

As used herein the term "Evaluation Material" refers to any and all financial, technical, commercial or other information concerning the business and affairs of a party (whether prepared by the party or its employees, agents, directors, consultants or advisors (collectively referred to as its "Representatives")) that may be provided to the other party or its Representatives, irrespective of the form of the communication, by or on behalf of either party. The term "Evaluation Material" also includes those portions of any analyses, compilations, studies or other material prepared by any party or its Representatives which contain or are based in whole or in part on any information which otherwise constitutes Evaluation Material. The term "Evaluation Material" does not include information which (i) is already in the other party's possession, provided that such information is not known to be subject to any confidentiality agreement with or other obligation of secrecy in favor of the other party, (ii) becomes generally available to the public other than as a result of a disclosure by a party or its Representatives in violation of this Agreement, (iii) becomes available on a non-confidential basis from a

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Intermec Corporation
Western Atlas Inc.
February 16, 1996
Page 2

source other than the other party or its Representatives, provided that such source is not known to be bound by a confidentiality agreement with or other obligation of secrecy to the other party.

       Each party hereby agrees that the Evaluation Material will be used by it solely for the purpose of evaluating a possible strategic relationship and/or transaction between the parties, and that such information will be kept confidential; provided, however, that any of such information may be disclosed to those Representatives who need to know such information for the purpose of evaluating any such possible relationship or transaction between the parties (it being understood that such Representatives shall be informed of the confidential nature of such information and shall agree to treat such information as confidential and to comply with all other provisions of this Agreement). We each agree to be responsible for any breach of this Agreement by any of our Representatives. Neither party shall disclose Evaluation Material to any other person, including potential sources of debt or equity financing, without the prior written consent of the other party, which consent shall not be given unless such person has executed and returned a confidentiality agreement substantially in the form of this Agreement. We shall both maintain a list of those Representatives to whom such information (or any part of it) has been disclosed, which list will be presented to the other party upon request.

       In addition, without prior written consent of the other party, neither of us nor our Representatives shall, disclose to any person (i) the fact that discussions or negotiations are taking place between us and/or our Representatives or (ii) any of the terms, conditions or other facts with respect to any such discussions or negotiations, including the status thereof or the termination of discussions or negotiations, or (iii) that this Agreement exists or that Evaluation Material has been exchanged between us. The term "person" as used in this Agreement shall be broadly interpreted to include, without limitation, any corporation, company, group, partnership or individual.

       In the event that any party or a Representative of such party who has obtained any Evaluation Material receives a request to disclose under the terms of subpoena, order, civil investigative demand or similar process issued by a court of competent jurisdiction or by a governmental body (x) all or any part of the information contained in the Evaluation Material, or (xx) any information relating to any opinion, judgment, or recommendation concerning any party and any potential relationship or transaction between us, or (xxx) the fact that the

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Intermec Corporation
Western Atlas Inc.
February 16, 1996
Page 3


Evaluation Material has been exchanged between us, that discussions or negotiations are taking place or have been terminated, or the status of such discussions or negotiations or any of the terms, conditions or other facts with respect to the possibility of a relationship or transaction between us each party agrees, to (i) immediately notify the other party of the existence, terms and circumstances surrounding such a request, (ii) consult with the other party on the advisability of taking legally available steps to resist or narrow such request, and (iii) if disclosure of such information is required, furnish only that portion of the Evaluation Material which, in the written opinion of our counsel, is legally compelled and exercise its reasonable efforts to obtain an order or other reliable assurance that confidential treatment will be accorded to such disclosed information.

       We each hereby acknowledge that we are aware that the United States securities law prohibits any person who has received from an issuer material, non-public information from purchasing or selling securities of such issuer or from communicating such information to any other person under the circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell securities. Neither party nor any of its Representatives has made any representations or warranties as to the accuracy or completeness of the Evaluation Material. Neither party nor its Representatives shall have any liability to the other party or any of its Representatives resulting from the use of the Evaluation Material.

       Promptly upon request from the other party, each party agrees to return to the other party all tangible Evaluation Material furnished by the other party and to destroy all tangible Evaluation Material prepared by or on behalf of such party without, in each case, retaining any copies, extracts or other reproductions in whole or in part of such tangible material. Any such destruction shall be certified in writing to the other party by an authorized officer supervising the same. This Agreement shall cover any Evaluation Material delivered by any party (or its Representatives) to the other party (or its Representatives) for a one year period after the date hereof and shall be in full force and effect for a five year period after the date hereof.

       For three years after the date of this letter, Intermec shall not, directly or indirectly, without the prior written consent of Norand, (i) acquire, or offer, propose or agree to acquire, any shares of common stock of Norand, or securities convertible or exchangeable into, or rights to acquire, such common stock.

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Intermec Corporation
Western Atlas Inc.
February 16, 1996
Page 4


(collectively, the "Norand Common Shares"), (ii) solicit proxies or consents with respect to the Norand Common Shares, become a participant in any election contest relating to the election of directors of Norand or initiate, propose or otherwise solicit holders of the Norand Common Shares with respect to any proposal, (iii) form, join or participate in a group within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, with respect to the Norand Common Shares, (iv) arrange or participate in the arranging of financing for the purchase of Norand Common Shares, (v) propose, disclose any intent to propose or contact any officers, employees, directors, stockholders or agents of Norand or any other person or entity with respect to any acquisition of Norand Common Shares or acquisition, business combination, recapitalization or similar transaction with respect to Norand or any material amount of its assets, or request any waiver, amendment or termination of the provisions of this paragraph or (vi) attempt in any way to control Norand. Notwithstanding the foregoing, however; the current discussions shall not be a violation of clause (v) above so long as Norand does not give Intermec written notice of its desire to terminate such discussions.

       For three years after the date of this letter, Norand shall not, directly or indirectly, without the prior written consent of Intermec, (i) acquire, or offer, propose or agree to acquire, any shares of common stock of WAI, or securities convertible or exchangeable into, or rights to acquire, such common stock (collectively, the "WAI Common Shares"), (ii) solicit proxies or consents with respect to the WAI Common Shares, become a participant in any election contest relating to the election of directors of WAI or initiate, propose or otherwise solicit holders of the WAI Common Shares with respect to any proposal, (iii) form, join or participate in a group within the meaning of
Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, with respect to the WAI Common Shares, (iv) arrange or participate in the arranging of financing for the purchase of WAI Common Shares, (v) propose, disclose any intent to propose or contact any officers, employees, directors, stockholders or agents of WAI or any other person or entity with respect to any acquisition of WAI Common Shares or acquisition, business combination, recapitalization or similar transaction with respect to WAI or any material amount of its assets, or request any waiver, amendment or termination of the provisions of this paragraph or (vi) attempt in any way to control Intermec. Notwithstanding the foregoing, however; the current discussions shall not be a violation of clause (v) above so long as Intermec does not give Norand written notice of its desire to terminate such discussions.

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Intermec Corporation
Western Atlas Inc.
February 16, 1996
Page 5

Except as may be permitted by any definitive written agreement between Norand and Intermec, for three years after the date of this letter agreement, neither Intermec not its subsidiaries or affiliates shall, directly or indirectly, solicit the employment of, negotiate employment with, or hire any employees of Norand or its subsidiaries or affiliates except in response to a general advertisement.

Except as may be permitted by any definitive written agreement between Norand and Intermec, for three years after the date of this letter agreement, neither Norand nor its subsidiaries or affiliates shall, directly or indirectly, solicit the employment of, negotiate employment with, or hire any employees of Intermec or its subsidiaries or affiliates except in response to a general advertisement.

       Each party acknowledges and agrees that in the event of any breach of this Agreement, the other party would be irreparably and immediately harmed and could not be made whole by monetary damages. It is accordingly agreed that any party, in addition to any other remedy to which it may be entitled in law or equity, shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and/or to compel specific performance of this Agreement. We each agree to waive, and to use our reasonable efforts to cause or Representatives to waive, any requirement for the securing or posting of any bond in connection with such remedy. In the event of a dispute over the parties' respective rights and obligations under this Agreement, the party prevailing in such dispute shall be entitled to recover from the party all costs and expenses, including attorney's fees, incurred by such party in successfully enforcing or defending its rights hereunder.

                                            NORAND CORPORATION


                                            /s/Alan G. Bunte
                                            ------------------
                                            Alan G. Bunte
                                            Vice President, Planning &
                                            Business Development

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Intermec Corporation
Western Atlas Inc.
February 16, 1996
Page 6

Confirmed and Agreed to as of
February 16, 1996
         --

Intermec Corporation, a subsidiary of Western Atlas Inc.

By: /s/Cathy Younger
    ----------------
Name:  Cathy Younger
       -------------

Title:  Counsel
        -------

Confirmed and Agreed to as of
February 16, 1996
         --
Western Atlas Inc.

By: /s/Cathy Younger
    ----------------

Name:  Cathy Younger
       -------------

Title:  Counsel
        ------------